[GOLDEN TELECOM LETTERHEAD]

Golden Telecom signs $275 million syndicated loan facility to continue its broadband rollout and regional expansion and finance acquisitions of Corbina and Fortland

Moscow, Russia (January 25, 2007). Golden Telecom, Inc. (“Golden Telecom” or the “Company”) (NASDAQ: “GLDN”), a leading facilities-based provider of integrated telecommunications and Internet services in major population centers throughout Russia and other countries of the Commonwealth of Independent States (“CIS”), today announces that it has signed a $275 million five year syndicated loan facility with a consortium of international lenders.

Fifteen banks and financial institutions will participate in the syndication with Citibank N.A., London Branch and ING Bank N.V. acting as mandated lead arrangers. The issue was heavily oversubscribed, allowing the Company to increase the loan facility to $275 million from $200 million, as initially anticipated. The loan provides for an eighteen month commitment for utilization with quarterly repayments beginning twenty-four months after signing. The loan carriers interest at the London Inter-Bank Offered Rate (“LIBOR”) plus 1.5% per annum for the first twenty-four months and LIBOR plus 2% per annum thereafter.

The proceeds will be used, primarily, to finance the following projects:

•	Acquisition and further development of Corbina Telecom

During 2005 and 2006, Corbina Telecom constructed the largest metropolitan Fiber-To-The-Building (“FTTB”) network in the world which covers 2.4 million apartments. Golden Telecom will use a portion of the funds to complete the acquisition of 51% of Corbina Telecom and to finance FTTB development in Moscow and other cities where construction has begun. The Company expects that within the next two to three years approximately 4 to 5 million households in Russia will be within the coverage area of the FTTB networks.

•	Acquisition of Fortland and investment in digital TV broadcasting

In December 2006, the Company announced that it signed an agreement to acquire 65% of Fortland which holds licenses and frequencies for digital TV broadcasting using the Terrestrial Digital Video Broadcasting (“DVB-T”) technology in Moscow and St. Petersburg. The Company expects to roll out such services in 22 other major cities in Russia with a combined population of approximately 35 million people. Golden Telecom will use the funds to deploy transmitters and launch services offering 80 to 120 television channels broadcasting both free and premium content.

•	Continuous regional expansion and consolidation of alternative operators

Since September 2005, Golden Telecom has been acquiring, on average, one operator per month, which is in line with the Company’s strategy of continuous regional expansion. Part of the proceeds will be used for investment in existing operations to facilitate the Company’s organic growth in the major Russian and CIS cities.

Commenting on the transaction, Boris Svetlichny, Golden Telecom’s Chief Financial Officer, noted, “Apart from financing the Company growth, this facility will improve our capital structure, effectively lowering cost of capital and increasing future returns on equity. Successful entry into the credit market will tighten the Company’s links with the investment community enabling quicker and cheaper capital market transactions in the future.”

Commenting on this transaction, Jean-Pierre Vandromme, Golden Telecom’s Chief Executive Officer, noted, “In a fast growing market, as we currently see in Russia, it is vitally important to have the flexibility and financial resources to react quickly when market opportunities present themselves so as to invest timely in projects with sustainable growth. This loan, combined with the Company’s strong operational cash flows, will enable Golden Telecom to gain market share and strengthen its position as the leading alternative operator in Russia and the CIS.”

About Golden Telecom (www.goldentelecom.com):

Golden Telecom, Inc. (NASDAQ: “GLDN”) is a leading facilities-based provider of integrated telecommunications and Internet services in major population centers throughout Russia and other countries of the Commonwealth of Independent States (“CIS”). The Company offers voice, data and Internet services to corporations, operators and consumers using its overlay network in major cities including Moscow, Kiev, St. Petersburg, Nizhniy Novgorod, Samara, Kaliningrad, Krasnoyarsk, Alma-Ata, and Tashkent, and via intercity fiber optic and satellite-based networks, including approximately 290 combined access points in Russia and other countries of the CIS. The Company offers cellular communication services in Kiev and Odessa.

Statements contained herein are forward-looking and are made in compliance with safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements include those on the expected use of funds from the facility, including expected acquisitions of Corbina Telecom and Fortland and the expected benefits of such acquisitions, our strategy, including plans for regional expansion, the expected benefits of the facility to the Company’s capital structure, operations and relationship with the investment community. It should be noted that these statements are subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Such risks and uncertainties include, without limitation, the possibility that that we are unable to close the loan facility, that we are unable to use the funds in the manner we anticipate, that we are unable to close the Corbina Telecom and Fortland acquisitions as we anticipate or that these and other acquisitions do not bring the expected benefits, that we are unable to expand into the regions as we expect, or that the facility will not provide the expected benefits to our capital structure, relationship with the investment community and market share. For additional information about the factors that may lead to significant discrepancies between the final results and those predicted in forward-looking statements, please refer to corporate reports submitted to the United States Securities and Exchange Commission, including the Company’s quarterly reports on Form 10-Q, periodic reports on Form 8-K filed during 2006 and 2007, and the Company’s annual report on Form 10-K for the year ended December 31, 2005.

For additional information please contact:

Public Relations:
Anna Chin Go Pin
Email: achin@gldn.net
Tel.: +7-495-797-9300;
Fax: +7-495-797-9332

Investor Relations:
Alexey Subbotin
Email: ir@gldn.net
Tel.: +7-495-797-9300;
Fax: +7-495-797-9331
www.goldentelecom.com